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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                               U.S. Concrete, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    90333L102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 90333L102                       13G


--------------------------------------------------------------------------------
         NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   1     Robert S. Beall
--------------------------------------------------------------------------------
         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [ ]
   2     Not Applicable
--------------------------------------------------------------------------------
         SEC USE ONLY

   3
--------------------------------------------------------------------------------
         CITIZENSHIP OR PLACE OF ORGANIZATION

   4     Robert S. Beall is a United States citizen.
--------------------------------------------------------------------------------
                       SOLE VOTING POWER

                  5    1,061,780
                  --------------------------------------------------------------
                       SHARED VOTING POWER

                  6    -0-
NUMBER OF         --------------------------------------------------------------
SHARES                 SOLE DISPOSITIVE POWER
BENEFICIALLY
OWNED BY          7    1,061,780
EACH              --------------------------------------------------------------
REPORTING              SHARED DISPOSITIVE POWER
PERSON
WITH              8    -0-
--------------------------------------------------------------------------------
         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   9     1,061,780
--------------------------------------------------------------------------------
         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                             [ ]

  10     Not Applicable
--------------------------------------------------------------------------------
         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

  11     3.9%
--------------------------------------------------------------------------------
         TYPE OF REPORTING PERSON (See Instructions)

  12     IN - Individual
--------------------------------------------------------------------------------

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Item 1.

         (a)  Name of Issuer:  U.S. Concrete, Inc.

         (b)  Address of Issuer's Principal Executive Offices:
              1300 Post Oak Boulevard, Suite 1220, Houston, Texas  77056

Item 2.

         (a)  Name of Person Filing:  Robert S. Beall

         (b)  Address of Principal Business Office or, if none, Residence:
              5300 Miramar Lane, Colleyville, Texas  76034

         (c)  Citizenship:  U.S.

         (d)  Title of Class of Securities:  Common Stock

         (e)  CUSIP Number:  90333L102

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: Not Applicable

         (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

         (b)  [ ]  Bank as defined in section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

         (e)  [ ]  An investment adviser in accordance with
                   (S)240.13d-1(b)(1)(ii)(E);

         (f)  [ ]  An employee benefit plan or endowment fund in accordance with
                   (S)240.13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with (S)240.13d-1(b)(1)(ii)(G);

         (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)  [ ]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

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Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 1,061,780

     (b)  Percent of class: 3.9%

     (c)  Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote: 1,061,780

          (ii) Shared power to vote or to direct the vote: -0-

          (iii) Sole power to dispose or to direct the disposition of 1,061,780

          (iv) Shared power to dispose or to direct the disposition of -0-

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable

Item 8. Identification and Classification of Members of the Group

Not Applicable

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Item 9. Notice of Dissolution of Group

Not Applicable

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   February 12, 2003
                                                   -----------------------------
                                                   Date

                                                   /s/ Robert S. Beall
                                                   -----------------------------
                                                   Signature


                                                   Robert S. Beall
                                                   -----------------------------
                                                   Name

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)